Exhibit l.4

July 29, 2022

Nuveen Enhanced High Yield Municipal Bond Fund

333 West Wacker Drive

Chicago, Illinois 60606

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Ste. 1601

Chicago, Illinois 60606

RE:	Nuveen Enhanced High Yield Municipal Bond Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Enhanced High Yield Municipal Bond Fund, a Massachusetts business trust (the “Fund”), in connection with the Fund’s Registration Statement on Form N-2 ,as such Registration Statement is proposed to be amended by Post-Effective Amendment No. 2, to be filed with the Securities and Exchange Commission on or about the date hereof (as proposed to be amended, the “Registration Statement”), with respect to the Fund’s Class A2 Common Shares of beneficial interest, par value of $.01 per share (the “Shares”). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)       a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

(b)       a copy, as filed with the Secretary of the Commonwealth of Massachusetts on May 24, 2019, of the Fund’s Declaration of Trust dated May 22, 2019 2020, and the name change amendments to the Declaration of Trust, dated February 27, 2020 and February 23, 2021, as filed with the Secretary of the Commonwealth of Massachusetts on February 28, 2020 and March 1, 2021, respectively, and the amendment to the Declaration of Trust dated May 26, 2021, as filed with the Secretary of the Commonwealth of Massachusetts on June 8, 2021 (as so amended, the “Declaration”);

(c)       a copy, as filed with the Secretary of the Commonwealth of Massachusetts on July 8, 2022, of the Fund’s Second Amended and Restated

Morgan, Lewis & Bockius LLP

One Federal Street Boston, MA 02110 United States	+1.617.341.7700 +1.617.341.7701

Nuveen Enhanced High Yield Municipal Bond Fund

Stradley Ronon Stevens & Young, LLP

July 29, 2022

Establishment and Designation of Classes (the “Designation”);

(d)       a certificate of an Assistant Secretary of the Fund, certifying as to the Fund’s Declaration, Designation, By-Laws and the resolutions adopted by the Fund’s Trustees at a meeting held on May 23-25, 2022 (the “Resolutions”);

(e)       a printer’s proof received on July 22, 2022 of Post-Effective Amendment No. 2.

In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (e). We have further assumed that the Fund’s Declaration, Designation and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. As to our opinion below relating to the legal existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in paragraph (a) above.

This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Fund’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Fund.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.        The Fund is legally existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.        The Shares, when issued and sold in accordance with the Resolutions, and for

Nuveen Enhanced High Yield Municipal Bond Fund

Stradley Ronon Stevens & Young, LLP

July 29, 2022

the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as indicated in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reference to our name in the Registration Statement under the heading “Legal opinions and experts” and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP MORGAN, LEWIS & BOCKIUS LLP